EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated November 4, 2009, with respect to the consolidated financial statements of EV Innovations, Inc. for the fiscal years ended July 31, 2009 and 2008 incorporated by reference in  the filing of the Registration Statement on Form S-8 and the Post-Effective Amendment to such Registration Statement of  EV Innovations, Inc. for its  2006 Restricted Stock Plan, filed with the Securities and Exchange Commission on March 23 and April 26, 2006, respectively, and in the filing of the Registration Statement on Form S-8 for its 2009 Restricted Stock Plan, filed with the Securities and Exchange Commission on March 2, 2009.

/s/ WIENER, GOODMAN & COMPANY, P.C.

Weiner, Goodman & Company, P.C.

Dated: November 10, 2009